Exhibit 99

Aethlon Medical Appoints Jim Frakes as Chief Financial Officer

San Diego, CA. - September 28, 2010 – Aethlon Medical, Inc. (OTCBB:AEMD), the pioneer in developing therapeutic filtration devices to address infectious disease and cancer, announced today that it has appointed Jim Frakes, currently serving as Senior Vice President-Finance, as Chief Financial Officer.

Mr. Frakes initially joined the company in January 2008 in a part-time role as Senior Vice President-Finance.  Prior to joining Aethlon, Mr. Frakes served as the Chief Financial Officer of four public companies over a sixteen year period.

"Over the last two years, Jim has become a trusted and important member of the Aethlon Medical team", stated James A. Joyce, Chief Executive Officer.  "It is now appropriate to expand his role as we plan new clinical programs and strategically advance technology applications of our Hemopurifier® and other pipeline products."

“I am excited to take on this additional responsibility at this pivotal time in the development of Aethlon Medical. I look forward to guiding Aethlon with its growing clinical programs and its commercialization opportunities.”  Mr. Frakes stated.  The Chief Financial Officer title was previously held by company Chairman and CEO, James A. Joyce.

About Aethlon Medical

At Aethlon Medical, we create revolutionary devices to address infectious disease and cancer. Our devices are designed to be novel platform solutions that fill therapeutic voids or aid in disease diagnosis and monitoring.

Our Hemopurifier® is the first medical device to selectively target the removal of infectious viruses and immunosuppressive proteins from the entire circulatory system. We recently discovered that our Hemopurifier® captures tumor-secreted exosomes that suppress the immune system of those afflicted with cancer. Prior to this discovery, a therapeutic strategy to directly inhibit or reverse the immunosuppressive destruction caused by exosomes did not exist in cancer care. By eliminating this mechanism, we believe our Hemopurifier® can fill an unmet clinical need and provide the benefit of an immune-based therapy without adding drug toxicity or interaction risks to established and emerging treatment strategies.

Human studies have documented the ability of our Hemopurifier® to safely reduce viral load in both Hepatitis-C virus (HCV) and Human Immunodeficiency Virus (HIV) infected patients without the administration of antiviral drugs.  However, our initial clinical and commercialization focus is to establish our Hemopurifier® as an adjunct therapy to enhance the benefit of both infectious disease and cancer treatment regimens. In this regard, we plan to commercialize our Hemopurifier® in India as we advance our clinical strategies in the United States and the European Union.  In vitro studies conducted by government and non-government research institutes have also verified that our Hemopurifier® has broad-spectrum capabilities against bioterror and emerging pandemic threats. These studies have confirmed the capture of Dengue Hemorrhagic Virus, Ebola Hemorrhagic Virus, Lassa Hemorrhagic Virus, West Nile Virus, H5N1 Avian Influenza Virus, 2009 H1N1 Influenza Virus, the reconstructed Spanish Flu of 1918 Virus, and Monkeypox Virus, which serves as a model for human Smallpox infection.

As a therapeutic device, the Hemopurifier® provides us with a pipeline into four significant market opportunities:

1.	Cancer: A treatment candidate to improve patient responsiveness to established cancer therapies by removing immunosuppressive exosomes from circulation.

2.	Hepatitis-C Virus (HCV): As an adjunct therapy to accelerate viral load reduction at the outset of standard of care drug regimens.

3.	Human Immunodeficiency Virus (HIV): Provides a potential therapeutic option for HIV-infected individuals to manage disease progression once they become resistant to antiviral drug regimens.

4.	Bioterror and Pandemic Threats: Represents the most advanced broad-spectrum strategy to address untreatable bioterror and emerging pandemic threats.

The Hemopurifier® is an expansive multi-patented platform technology whose mechanism of action can be leveraged to provide therapeutic, diagnostic, and biomarker discovery solutions. As a therapeutic, the Hemopurifier® is a single-use disposable cartridge designed for implementation within the established infrastructure of dialysis machines and other blood circulatory pumps already located in hospitals and clinics worldwide.

In design, our Hemopurifier® is a selective filtration device containing affinity agents that tightly bind to high-mannose structures unique to the surface of exosomes produced by cancer and glycoproteins residing on the envelope of viruses. These agents are immobilized around approximately 2800 porous hollow fibers that run the interior length of our device. The resulting design provides us the novel ability to separate both exosome and viral targets away from blood cells so they can then be selectively and permanently removed from the circulatory system. In application, blood circulation is established into the Hemopurifier® via a catheter or other blood access device. Once blood flow has been established, treatment benefit is immediate as the entire circulatory system can pass through the Hemopurifier® in as little as 15 minutes.

Our wholly owned subsidiary, Exosome Sciences, Inc. (ESI) is focused on the development of exosome-targeted products and services that improve cancer diagnosis, provide post-treatment cancer surveillance, and aid in the discovery of biomarkers that allow doctors to optimize patient therapy. Additional information regarding Aethlon Medical and Exosome Sciences can be accessed online at www.aethlonmedical.com.

Contacts:

James A. Joyce
Chairman, CEO
858.459.7800 x301
jj@aethlonmedical.com

John P. Salvador
Director, Communications & Investor Relations
858.459.7800 x307
jps@aethlonmedical.com

Jon Cunningham
RedChip Companies, Inc.
800.733.2447 x107
jon@redchip.com